Exhibit 99.1

GENCOR RELEASES FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS

December 16, 2022 (PRIME NEWSWIRE)—Gencor Industries, Inc. (the “Company” or “Gencor”) (NYSE American: GENC) announced today net revenue for the fourth quarter of 2022 increased 15.5% to $23.1 million compared to $20.0 million for the quarter ended September 30, 2021. The increased net revenues reflect increased shipments and progress on large contract orders where revenue is recognized over time. Gross profit as a percentage of net revenue was 21.5% for the quarter ended September 30, 2022, an increase from 17.2% for the quarter ended September 30, 2021. Increased production volumes and pricing more than offset the increases in labor rates, steel and OEM parts prices during the quarter ended September 30, 2022.

Operating income for the quarter ended September 30, 2022 was $1.2 million compared to an operating loss of $(0.7) million for the quarter ended September 30, 2021. The Company had net non-operating expense of $(1.8) million for the quarter ended September 30, 2022 compared to net non-operating expense of $(0.4) million for the quarter ended September 30, 2021. The Company’s tax benefit was $(1.2) million for the quarter ended September 30, 2022 compared to a tax benefit of $(0.7) million for the quarter ended September 30, 2021. Net income for the quarter ended September 30, 2022 was $0.5 million compared to a net loss of $(0.4) million for the quarter ended September 30, 2021.

Net revenue for the year ended September 30, 2022 increased 21.3% to $103.5 million from $85.3 million for the year ended September 30, 2021. The increased net revenues reflect increased shipments and progress on large contract orders where revenue is recognized over time. Gross profit margins were 19.9% in fiscal 2022 a decrease from 21.3% in fiscal 2021 due to higher manufacturing costs associated with wages, steel, and OEM purchased parts.

The Company had operating income for the year ended September 30, 2022 of $4.2 million compared to $0.7 million for the year ended September 30, 2021. The increase in operating income was due to the higher sales and reduced SG&A expenses. The Company had non-operating losses of $(5.9) million for the year ended September 30, 2022 compared to non-operating income of $5.9 million for the year ended September 30, 2021. The fiscal 2022 investment losses reflect the general decline in global equity and bond markets.

The effective income tax rate for fiscal 2022 was a benefit of (78.0%) versus expense of 12.5% in fiscal 2021.

Net loss for the year ended September 30, 2022 was $(0.4) million ($(0.03) per basic and diluted share) versus net income of $5.8 million ($0.40 per basic share and $0.39 per diluted share) for the year ended September 30, 2021 due exclusively to investment portfolio losses in the equity and bond markets.

At September 30, 2022, the Company had $98.9 million in cash and marketable securities, a decrease of $19.3 million over the September 30, 2021 balance of $118.2 million. The Company’s working capital was $150.1 million at September 30, 2022 versus $155.4 million at September 30, 2021. The Company has no short-term or long-term debt.

The Company’s backlog was $43.2 million at December 1, 2022 compared to $53.1 million at December 1, 2021.

Mr. Marc Elliott, Gencor’s President, stated, “I am pleased with Gencor’s strong fourth quarter performance, with solid improvements in revenues and gross margins as market demand for Gencor’s asphalt plants and components have remained strong. While supply chain and inflation-related challenges have continued throughout the fiscal year, our Company has persevered and our business has grown substantially. While the macro environment is more uncertain in 2023, we remain focused on growth in our markets.

I am optimistic that the passage of last year’s Infrastructure Investment and Jobs Act will provide a catalyst for our markets over the next few years as funding is released. We believe this clarity of guaranteed Federal investment will be essential in accelerating state infrastructure projects.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials and equipment and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC. Consolidated Statements of Operations For the Years Ended September 30, 2022 and 2021
	2022	2021
Net revenue	$103,479,000	$85,278,000
Cost of goods sold	82,935,000	67,100,000

Gross profit	20,544,000	18,178,000
Operating expenses:
Product engineering and development	4,325,000	4,278,000
Selling, general and administrative	12,052,000	13,199,000

Total operating expenses	16,377,000	17,477,000

Operating income	4,167,000	701,000
Other income (expense), net:
Interest and dividend income, net of fees	1,305,000	1,762,000
Realized and unrealized gains (losses) on marketable securities, net	(7,009,000)	4,171,000
Other	(156,000)	—

	(5,860,000)	5,933,000

Income (loss) before income tax expense (benefit)	(1,693,000)	6,634,000
Income tax expense (benefit)	(1,321,000)	829,000

Net income (loss)	$(372,000)	$5,805,000

Basic earnings (loss) per common share	$(0.03)	$0.40

Diluted earnings (loss) per common share	$(0.03)	$0.39

GENCOR INDUSTRIES, INC.

Consolidated Balance Sheets

As of September 30, 2022 and 2021

ASSETS	2022	2021
Current assets:
Cash and cash equivalents	$9,581,000	$23,232,000
Marketable securities at fair value (cost of $94,879,000 at September 30, 2022 and $93,690,000 at September 30, 2021)	89,300,000	94,976,000
Accounts receivable, less allowance for doubtful accounts of $370,000 at September 30, 2022 and $321,000 at September 30, 2021	2,996,000	2,622,000
Costs and estimated earnings in excess of billings	2,118,000	1,903,000
Inventories, net	55,815,000	41,888,000
Prepaid expenses	2,669,000	2,202,000

Total current assets	162,479,000	166,823,000

Property and equipment, net	13,491,000	11,801,000
Deferred and other income taxes	2,893,000	—
Other long-term assets	450,000	838,000

Total Assets	$179,313,000	$179,462,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,251,000	$3,105,000
Customer deposits	5,864,000	5,244,000
Accrued expenses	1,885,000	2,645,000
Current operating lease liabilities	390,000	393,000

Total current liabilities	12,390,000	11,387,000
Deferred and other income taxes	—	394,000
Non-current operating lease liabilities	6,000	392,000

Total liabilities	12,396,000	12,173,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,338,845 shares issued and outstanding at September 30, 2022 and 2021	1,234,000	1,234,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares issued and outstanding at September 30, 2022 and 2021	232,000	232,000
Capital in excess of par value	12,590,000	12,590,000
Retained earnings	152,861,000	153,233,000

Total shareholders’ equity	166,917,000	167,289,000

Total Liabilities and Shareholders’ Equity	$179,313,000	$179,462,000

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. Actual results may differ materially depending on a variety of important factors, including the financial condition of the Company’s customers, changes in the economic and competitive environments, demand for the Company’s products, the duration and scope of the coronavirus (“COVID-19”) pandemic, actions governments, and businesses take in response to the COVID-19 pandemic, including mandatory business closures; the impact of the pandemic and actions taken on regional economies; the pace of recovery when the COVID-19 pandemic subsides. In addition, on February 24, 2022, Russian military forces invaded Ukraine. The impact to Ukraine as well as actions taken by other countries, including new and stricter sanctions imposed by the U.S. and other countries and companies against officials, individuals, regions, and industries in Russia, and actions taken by Russia and certain other countries in response to such sanctions, could result in a disruption in our supply chain and higher costs of our products. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2022: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact: Eric	Mellen, Chief Financial Officer

  407-290-6000